Exhibit (e)

TERMS AND CONDITIONS OF

DIVIDEND REINVESTMENT PLAN

Record Holders of common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), of Avenue Income Credit Strategies Fund (the “Fund”) who do not hold their Common Shares through a broker or other nominee (a “Direct Holder”) will automatically be enrolled as a participant (a “Participant”) in the Fund’s Dividend Reinvestment Plan (the “Plan”). Holders who hold their Common Shares through a broker or other nominee and who wish to be enrolled in the Plan must contact their broker or nominee.

1.  You, State Street Bank and Trust Company (the “Plan Agent”), will act as agent for me as a Direct Holder, and will open an account for me under the Plan in the same name as my present shares of the Fund’s Common Shares are registered, and put the Plan into effect for me as of the first record date for a dividend or capital gains distribution after the Plan is commenced or Common Shares are registered in my name, unless you are otherwise notified by me in accordance with Section 11 hereof to have all dividends and distributions, net of any applicable U.S. withholding tax, paid in cash.

2.  Whenever the Fund declares a distribution from capital gains or an income dividend payable in either the Fund’s Common Shares or cash, I hereby elect, except as provided in Section 3 below, to take such dividend or distribution entirely in Common Shares, and you shall automatically receive such Common Shares, including fractions, for my account.

3.  Whenever the Fund declares a distribution from capital gains or an income dividend payable either in the Fund’s Common Shares or in cash:

(a)   If the net asset value per commissions on the valuation date, you shall apply the amount of such dividend or distribution payable to me in cash (less my pro rata share of brokerage commissions incurred with respect to open-market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of Common Shares for my account. Such purchases will be made on or shortly after the payable date for such dividend or distribution, and in no event more than 30 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law. If during this period, (i) before your broker has completed such open-

market purchases, the market price per Common Share rises so that it equals or exceeds the net asset value per share of Common Shares plus expected brokerage commissions at the valuation date or (ii) if your broker is unable to invest the full amount eligible to be reinvested hereunder in open-market purchases, you shall in either case instruct your broker to cease purchasing shares in the open market and the Fund shall issue the remaining shares of Common Shares at net asset value.

(b)   If the market price per Common Share plus expected brokerage commissions on the valuation date equals or exceeds the net asset value per Common Share, I hereby elect to take such dividend or distribution entirely in Common Shares, and you shall automatically receive such Common Shares, including fractions, for my account. The number of additional Common Shares to be credited to my account shall be determined by dividing the equivalent dollar amount of the capital gains distribution or dividend payable to me by the net asset value per Common Share of the Fund on the valuation date; provided, that in the event the market price of Common Shares on the valuation date equals or exceeds the net asset value, the Fund shall issue Common Shares at the greater of net asset value or 95% of the current market price. I acknowledge that, with respect to Common Shares credited to my account at a price below the current market price, the discount from such market price will be taxable to me as ordinary income.

4.  For all purposes of the Plan: (a) the valuation date in respect of a distribution or dividend shall be the payable date for such distribution or dividend or, if the date is not a trading day on the New York Stock Exchange, the immediately preceding trading date; (b) the market price of the Fund’s Common Shares on a particular date shall be (i) the last sales price on the New York Stock Exchange on (A) that date or (B) if that date is not a trading day on the New York Stock Exchange, the last sales price on the immediately preceding trading date or (ii) if there was no sale on the New York Exchange on the applicable date, then the average between the closing bid and asked quotation for such Common Shares on the New York Stock Exchange on such date; and (c) the net asset value per Common Share on a particular date shall be as determined by or on behalf of the Fund.

5.  Open-market purchases provided for above may be made on any securities exchange where the Fund’s Common Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine and may be made through an affiliated or unaffiliated broker. My funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase Common Shares within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. You shall have no responsibility as to the value of the Common Shares of the Fund acquired for my account. For the purposes of purchases in the open market you may aggregate my purchase with those of other Participants, and the average price (including brokerage commissions) of all Common Shares purchased by you shall be the price per Common Share allocable to me.

6.  You may hold my Common Shares acquired pursuant to this Plan, together with the Common Shares of other Participants acquired pursuant to this Plan, in non-certificated form in my name or that of a broker or nominee. You will forward to me any proxy solicitation material and will vote any Common Shares so held for me only in accordance with the proxy returned by me to the Fund.

7.  You will confirm to me each acquisition made for my account as soon as practicable but not later than 45 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional Common Shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market price of the Fund’s Common Shares at the time of termination.

8.  Any dividends or split Common Shares distributed by the Fund on Common Shares held by you for me will be credited to my account. In the event that the Fund makes available to its shareholders rights to purchase additional Common Shares or other securities, the Common Shares held for me under the Plan will be added to other Common Shares held by me in calculating the number of rights to be issued to me.

9.  Your service fee for handling capital gains distributions or income dividends will be paid by the Fund. I will be charged a pro rata share of brokerage commissions on all open-market purchases.

10.  I acknowledge that if my Common Shares are held in the name of a broker or other nominee, my distributions and dividends may be reinvested only if such service is provided by the broker or nominee or if the broker or nominee permits participation in the Plan.

11.  I may terminate my account under the Plan, or transfer all or some of the Common Shares held by you for me to another account (in order, for example, to sell such shares), by notifying you in writing or by telephone (although in certain circumstances written confirmation of telephone instructions may be required). In the case of termination, such termination will be effective immediately if my notice is received and processed by you not less than three business days prior to any dividend or distribution payment date; otherwise such termination will be effective the first trading day after the payment for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be terminated by you or the Fund upon notice in writing mailed to me at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination, Common Shares will be held by the Plan Agent in non-certificated form in the name of the Participant. If I elect by notice to you in writing or by telephone in advance of such termination to have you sell part or all of my Common Shares and remit the proceeds to me, you are authorized to deduct brokerage commissions for this transaction from the proceeds. To sell such shares, the Plan Agent may use an affiliated or unaffiliated broker.

12.  After terminating my account under the Plan, I may reopen my account at any time by notifying you in writing or by telephone. If electing to so reopen my account, you will reopen my account in the same manner as set forth in Paragraph 1 above, and will put the Plan into effect for me as of the first record date for a dividend or capital gains distribution after you receive authorization in writing or via telephone from me.

13.  These terms and conditions may be amended or supplemented by you or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor plan agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by you under these terms and conditions. Upon any such appointment of a successor plan agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor plan agent, for my account, all dividends and distributions payable on shares of beneficial interest of the Fund held in my name or under the Plan for retention or application to such successor plan agent as provided in these terms and conditions.

14.  You shall at all times act in good faith and agree to use your best efforts within reasonable limits to ensure the accuracy of all services performed under the Plan and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith or willful misconduct or that of your employees.

15.  The automatic reinvestment of dividends and distributions does not relieve Participants of any taxes which may be payable on dividends and distributions. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

16.  I understand that I may elect not to participate in the Plan and to receive all cash dividends and distributions in cash by contacting you, or my broker for an account held in broker name. I understand that participation in the Plan is completely voluntary and may be terminated or resumed at any time without penalty by written notice if received and processed by you not less than three business days prior to any dividend or distribution payment date; otherwise such termination or resumption will be effective with respect to any subsequently declared dividend or other distribution.

17.  These terms and conditions shall be governed by the laws of The Commonwealth of Massachusetts.

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